Exhibit 10.4

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement”), effective this 2nd day of April, 2025, by and between The Old Point National Bank of Phoebus (the “Bank”) and Andrew B. Buxbaum (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is a valuable employee of the Bank;

WHEREAS, the Bank wishes to encourage Employee to continue Employee’s career and services with the Bank and to remain with the Bank during any potential change of control of the Bank;

WHEREAS, the Employee and the Bank have previously entered into a certain Change in Control Severance Agreement, dated December 15, 2023 (the “2023 Agreement”); and

WHEREAS, the Bank and Employee have agreed to enter into this Agreement to set forth the terms on which Employee may be entitled to severance pay from the Bank following a Change of Control (as defined below).

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.          Upon execution of this Agreement the 2023 Agreement is amended and replaced by this Agreement.

2.          Definitions.

(a)          “Cause” shall mean:

(i)        Employee’s willful failure to perform the material duties and responsibilities of his position (other than due to Incapacity) but only following Employee’s receipt of prior written notice from the Bank or affiliate of at least thirty (30) days, which shall provide and constitute a reasonable opportunity to cure;

(ii)          Employee’s misappropriation or embezzlement of funds or property of the Bank or any affiliate;

(iii)       Employee’s fraud or dishonesty (that is not of a de minimis nature) with respect to the Bank or affiliate, but only following Employee’s receipt of written notice from the Bank or affiliate at least thirty (30) days prior to the effective date of termination, during which time Employee may provide a written response;

(iv)       Employee’s conviction of or entering a guilty plea or plea of no contest with respect to (1) any felony or (2) any misdemeanor involving fraud, dishonesty, breach of trust or act of moral turpitude, or any indictment for any crime involving dishonesty or breach of trust;

(v)          Employee’s breach of a material term of this Agreement, failure to perform the  material duties and responsibilities of Employee’s position or violation in any material respect of any policy, code or standard of behavior generally applicable to officers or employees of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank) to remedy such breach or violation (if such breach or violation is deemed by the Bank to be capable of being remedied) which period shall be not less than thirty (30) days;

(vi)          A material breach by Employee of his fiduciary duties to the Bank or affiliate including his duty of loyalty, care, or good faith, but only following Employee’s receipt of written notice from the Bank or affiliate at least thirty (30) days prior to the effective date of termination, during which time Employee may provide a written response; or

(vii)      Employee engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result in material injury to the Bank, monetarily or otherwise.

(b)          “Change of Control” shall mean the date any one of the following events occurs after the effective date of this Agreement:

(i)        any one person, or more than one person acting as a group, acquires ownership of stock of Old Point Financial Corporation (“Old Point”) that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Old Point. However, if any one person or group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Old Point, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. An increase in the percentage of stock owned by any one person or group, as a result of a transaction in which Old Point acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of Old Point (or issuance of stock of Old Point) and stock in Old Point remains outstanding after the transaction.

(ii)          any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of Old Point possessing thirty percent (30%) or more of the total voting power of the stock of Old Point.

(iii)       a majority of members of Old Point’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of Old Point’s Board of Directors prior to the date of the appointment or election.

(iv)         any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from Old Point that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Old Point immediately prior to such acquisition or acquisitions.  For this purpose, “gross fair market value” shall mean the value of the assets of Old Point, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by Old Point shall not be treated as a Change of Control if the assets are transferred to: (A) a shareholder of Old Point (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Old Point; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Old Point; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 1(b)(iv)(C) above.  A person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which Old Point has no ownership interest before the transaction, but which is a majority-owned subsidiary of Old Point after the transaction is not treated as a Change of Control.

For purposes of Section 1(b)(ii) and (iii) above, if any one person or more than one person acting as a group is considered to effectively control Old Point (within the meaning of Section 1(b)(ii) or (iii) above), the acquisition of additional control of Old Point by the same person or group is not considered to cause a Change of Control.  For purposes of this Section 1, “more than one person acting as a group” shall include the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with Old Point. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they (I) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (II) purchase assets of the same corporation at the same time.  The above definition of Change of Control is intended to and shall be interpreted and applied in a manner as to comply with the requirements of Code Section 409A.

(c)          “Good Reason” shall mean within twenty-four (24) months after a Change of Control:

(i)            a permanent demotion of Employee and material diminution in Employee’s authority, duties or responsibilities; or

(ii)        the relocation of Employee to any other primary place of employment more than fifty (50) miles from the Bank headquarters in Hampton, Virginia, without Employee’s express written consent to such relocation; or

(iii)         a material diminution in Employee’s base salary..

Employee is required to provide written notice to the Bank of the existence of a condition described in Section 1(c) above within a sixty (60) day period of the initial existence of the condition, and the Bank shall have thirty (30) days after notice to remedy the condition without liability.  If not remedied by the Bank, Employee shall have thirty (30) days after the end of such remedy period to terminate employment for Good Reason.

Notwithstanding the above, “Good Reason” shall not include any resignation by Employee where Cause for Employee’s termination by the Bank exists.

(d)          “Incapacity” shall mean Employee is suffering a physical or mental impairment that renders the Employee, as determined by the Bank,  unable to perform the essential functions of the Employee’s position.    Such a determination shall only be made after (1) Employee has exhausted all leave rights to which [he or she] is entitled under the Bank’s policies and this Agreement and (2) a determination is made by the Bank that no reasonable accommodation exists to allow Employee to continue to perform the essential functions of the position following the principles established under the Americans with Disabilities Act (“ADA”).

3.          Severance Payments and Other Matters Related to Termination within Two (2) Years After a Change of Control.

(a)          Without Cause or for Good Reason. If Employee’s employment is involuntarily terminated without Cause (and other than due to Employee’s death or Incapacity) within two (2) years after a Change of Control shall have occurred or if Employee resigns for Good Reason within two (2) years after a Change of Control shall have occurred, then the Bank shall pay to Employee (subject to any applicable payroll or other taxes required to be withheld), (i) (A) any unpaid base salary for time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than thirty (30) days thereafter; (B) any annual incentive compensation earned during the calendar year preceding the calendar year of termination, but not yet paid as of the date of termination, payable on the earlier of the thirtieth (30th) day after the date of termination, or when otherwise due; and (C) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (a)(i)(A) – (C) collectively are referred to as the “Accrued Obligations”) and (ii) subject to Employee’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the time period set forth therein, the following:

(A)         An amount equal to 2.00 times Employee’s base salary as in effect at the time of termination, payable over a period of twenty-four (24) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly and in equal installments) beginning on the first payroll following the date of termination of employment, provided, however, that all payments otherwise due during the first sixty (60) days following termination of employment shall be accumulated and, if the Release requirements have been met, paid on the sixtieth (60th) day following termination of employment.

(B)        An amount equal to 2.00 times the average annual bonus payable for the five years preceding the calendar year in which the termination occurs (or the average for the number of years this Agreement (or the 2023 Agreement) has been in effect if less than five (5) years.)  If this Agreement (or the 2023 Agreement) was in effect and no bonus was paid for a calendar year, then the amount to be used for that year in computing the average shall be zero.  The bonus amount shall be payable over a period of twenty-four (24) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly and in equal installments), payable in the same manner and at the same time as the payments in Section 2(a)(A).

(C)         An amount equal to the product of twenty-four (24) times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees (including any applicable coverage for spouses and dependents) in effect on the date of termination, payable in a lump sum on the sixtieth (60th) day following termination of employment.

(b)        It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder (“Code Section 280G”), thereby resulting in a loss of an income tax deduction by the Bank or Old Point or the imposition of an excise tax on Employee under Section 4999 of the Internal Revenue Code. If the independent accountants serving as auditors for the Bank on the date of a Change of Control (or any other accounting firm designated by the Bank) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits to Employee, would be nondeductible by the Bank or Old Point under Code Section 280G, then the payments and benefits scheduled under this Agreement and all other agreements between Employee and the Bank will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Any reduction of benefits or payments required to be made under this Section 2(b) shall be taken in the following order: first from cash compensation and then from payments or benefits not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of determination.

(c)       Other Terminations. If Employee’s employment is terminated for Cause or due to Employee’s death or Incapacity or if Employee voluntarily terminates his employment other than for Good Reason, within two (2) years after a Change of Control shall have occurred, this Agreement shall terminate without any further obligation of the Bank to Employee other than the payment to Employee of any unpaid base salary for the time worked through the date of termination as soon as administratively feasible after termination but not later than thirty (30) days thereafter and the payment of any benefits vested, due and owing pursuant to the terms of any plans, policies or programs, payable when otherwise due.

4.          Covenants.

(a)        Non-Piracy. In exchange for the benefits promised in this Agreement and other valuable consideration, Employee agrees that for a period of twelve (12) months after Employee’s employment ceases for any reason, Employee will not, directly or indirectly, solicit, divert from the Bank or Old Point, or do business with any “Customer” of the Bank with whom Employee had “Material Contact” during the last twelve (12) months of Employee’s employment or about whom Employee obtained non-public information while acting within the scope of his employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to those offered by the Bank at the time Employee’s employment ceases.  “Material Contact” means that Employee personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank. “Customer” means any person or entity with whom the Bank had a depository or other contractual relationship, pursuant to which the Bank provided products or services during the last twelve (12) months of Employee’s employment.

(b)         Non-Solicitation. In exchange for the benefits promised in this Agreement and other valuable consideration, Employee agrees that for a period of twelve (12) months after employment ceases, for any reason, Employee will not, directly or indirectly, hire or solicit for hire or induce any person to terminate his employment with the Bank, if the purpose is to compete with the Bank.

(c)        Confidentiality. As an employee of the Bank, Employee will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank and/or its affiliates, and Employee acknowledges a fiduciary duty owed to the Bank and its affiliates not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank or its customers that is not generally known to the public or generally in the banking industry. Employee agrees that during employment and for a period of five (5) years following the cessation of employment, Employee will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Bank; provided, however that to the extent the information covered by this Section 3(d) is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law or limit Employee’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.  Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process.  In the event Employee is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, Employee shall promptly provide the Bank with notice of the same and cooperate with the Bank in the Bank's effort, at its sole expense, to avoid disclosure.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•
Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)       Remedies. Employee acknowledges that the covenants set forth in Section 3 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Bank.  Employee further acknowledges that if Employee breaches or threatens to breach any provision of Section 3, the Bank’s remedies at law will be inadequate, and the Bank will be irreparably harmed. Accordingly, the Bank shall be entitled to an injunction, both preliminary and permanent, restraining Employee from such breach or threatened breach, such injunctive relief not to preclude the Bank from pursuing all available legal and equitable remedies. The parties further agree that in any legal action under Section 3, the prevailing party shall be entitled to an award of their costs and attorney’s fees incurred in enforcing or defending their rights under Section 3.

4.          Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or any of its affiliates (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Bank. The Documents (and any copies) shall be returned to the Bank upon Employee’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Bank or its designee may specify.

5.          Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

6.          Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties further agree that venue in the event of any dispute shall be exclusively in the Circuit Court of the City of Hampton, Virginia, or the Norfolk federal court, at the sole option of the Bank, and Employee agrees not to object to venue.

7.         Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement.  Each party may, from time to time, designate a different address to which notices should be sent.

8.          Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

9.          Binding Effect. This Agreement shall be binding upon Employee and on the Bank, its successors and assigns, effective on the date first above written subject to the approval by the Boards of Directors of the Bank. The Bank will require any successor to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  This Agreement shall be freely assignable by the Bank.

10.       No Construction Against Any Party. This Agreement is the product of informed negotiations between Employee and the Bank. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Employee and the Bank agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

11.        Code Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)          Neither Employee nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Employee has completely severed Employee’s relationship with the Bank or Employee has permanently decreased Employee’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Employee has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If Employee is deemed on the date of separation from service with the Bank to be a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B) (after taking into account any exclusions applicable to such payment under Section 409A), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s separation from service or (ii) the date of Employee’s death. In the case of benefits required to be delayed under Code Section 409A, however, Employee may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of Employee’s separation from service or, if earlier, on the date of Employee’s death, all payments delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 11(c), then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of Employee’s termination to the date of payment.

(d)        With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)       If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Employee that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(f)          When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(g)        Notwithstanding any of the provisions of this Agreement, the Bank shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

12.       Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither the Bank nor any affiliate shall be obligated to make, and Employee shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to the Bank or the affiliate at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency.

13.       Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, Employee shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or the Bank for any cessation of employment occurring while this Agreement is in effect.

14.        Survivability. The provisions of Section 3 shall survive the termination of this Agreement.

15.      Counterparts.  This Agreement may be signed in counterparts and electronic or facsimile signatures have the same effect as original signatures.

15.      Title. The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by an officer thereunto duly authorized, and Employee has signed this Agreement, all effective as of the date first above written.

THE OLD POINT NATIONAL BANK OF PHOEBUS		ANDREW B. BUXBAUM

By	/s/ Robert F. Shuford, Jr.	/s/ Andrew B. Buxbaum

Title	Chairman, President & Chief Executive Officer

EXHIBIT A

RELEASE

For good and valuable consideration, the receipt of which is hereby acknowledged, Andrew B. Buxbaum (“Employee”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Old Point Financial Corporation and The Old Point National Bank of Phoebus (collectively, “the Bank”) and each of its agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, successors, predecessors, parents, subsidiaries and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Bank right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation  (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

Employee hereby acknowledges and agrees that the execution of this Release and the cessation of Employee’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts.  Employee further acknowledges and agrees that:

a.           The Release given by Employee is given solely in exchange for the consideration set forth in Section 2 of the Change of Control Severance Agreement by and between the Bank and Employee to which this Release was initially attached and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;

b.           By entering into this Release, Employee does not waive rights or claims that may arise after the date this Release is executed;

c.           Employee has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;

d.           Employee has been offered twenty-one (21) days [or forty-five (45) days, as applicable] from receipt of this Release within which to consider whether to sign this Release; and

e.           For a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release and it shall not become effective or enforceable until such seven (7) day period has expired.

 This Release shall be binding upon the heirs and personal representatives of Employee and shall inure to the benefit of the successors and assigns of the Bank.

Date	Employee